EXHIBIT 4.1m






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                           LOAN AND SECURITY AGREEMENT


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                                  By and Among

                           FLEET CAPITAL CORPORATION,
                             BUSINESS FINANCE GROUP

                                       and

                         JOULE STAFFING SERVICES, INC.,
                         JOULE TECHNICAL STAFFING, INC.,
                         JOULE TECHNICAL SERVICES, INC.,
                         JOULE TRANSPORTATION, INC. and
                         JOULE CORPORATE SERVICES, INC.


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                             Dated: August 22, 2003

                                   $7,500,000


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

                  [COMPANY LOGO GRAPHIC OMITTED] Fleet Capital


                         A FleetBoston Financial Company

                                TABLE OF CONTENTS


                                                                            Page
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SECTION 1.  CREDIT FACILITY                                                   1
   1.1    Revolving Credit Loans                                              1
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   1.2    [INTENTIONALLY LEFT BLANK]                                          1
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   1.3    Letters of Credit; LC Guaranties                                    1
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SECTION 2.  INTEREST, FEES AND CHARGES                                        2
   2.1    Interest                                                            2
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   2.2    Computation of Interest and Fees                                    2
          --------------------------------
   2.3    Commitment Fee                                                      3
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   2.4    Letter of Credit and LC Guaranty Fees                               3
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   2.5    Unused Line Fee                                                     3
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   2.6    Collection Charges                                                  3
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   2.7    Field Examination, Audit and Appraisal Fees                         3
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   2.8    Reimbursement of Expenses                                           3
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   2.9    Bank Charges                                                        4
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SECTION 3.  LOAN ADMINISTRATION                                               4
   3.1    Manner of Borrowing Revolving Credit Loans                          4
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   3.2    Payments                                                            6
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   3.3    Mandatory Prepayments                                               7
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   3.4    Application of Payments and Collections                             8
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   3.5    All Loans to Constitute One Obligation                              8
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   3.6    Loan Account                                                        8
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   3.7    Statements of Account                                               8
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   3.8    Increased Costs                                                     8
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   3.9    Basis for Determining Interest Rate Inadequate or Unfair            9
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SECTION 4.  TERM AND TERMINATION                                             10
   4.1    Term of Agreement                                                  10
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   4.2    Termination                                                        10
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SECTION 5.  SECURITY INTERESTS                                               11
   5.1    Security Interest in Collateral                                    11
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   5.2    Other Collateral                                                   12
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   5.3    Lien Perfection; Further Assurances                                13
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   5.4    Lien on Realty                                                     13
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SECTION 6.  COLLATERAL ADMINISTRATION                                        14
   6.1    General                                                            14
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   6.2    Administration of Accounts                                         14
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   6.3    [INTENTIONALLY LEFT BLANK]                                         16
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   6.4    Administration of Equipment                                        16
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   6.5    Payment of Charges                                                 17
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SECTION 7.  REPRESENTATIONS AND WARRANTIES                                   17
   7.1    General Representations and Warranties                             17
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   7.2    Continuous Nature of Representations and Warranties                22
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   7.3    Survival of Representations and Warranties                         22
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SECTION 8.  COVENANTS AND CONTINUING AGREEMENTS                              22
   8.1    Affirmative Covenants                                              22
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   8.2    Negative Covenants                                                 25
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   8.3    Specific Financial Covenants                                       28
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SECTION 9.  CONDITIONS PRECEDENT                                             28
   9.1    Documentation                                                      28
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   9.2    No Default                                                         29
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   9.3    Other Loan Documents                                               29
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   9.4    No Litigation                                                      29
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   9.5    Availability                                                       29
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SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT                29
   10.1   Events of Default                                                  29
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   10.2   Acceleration of the Obligations                                    31
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   10.3   Other Remedies                                                     31
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   10.4   Remedies Cumulative; No Waiver                                     32
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SECTION 11. MISCELLANEOUS                                                    33
   11.1   Power of Attorney                                                  33
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   11.2   Indemnity                                                          34
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   11.3   Modification of Agreement; Sale of Interest                        34
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   11.4   Severability                                                       34
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   11.5   Successors and Assigns                                             34
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   11.6   Cumulative Effect; Conflict of Terms                               34
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   11.7   Execution in Counterparts                                          35
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   11.8   Notice                                                             35
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   11.9   Lender's Consent                                                   36
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   11.10  Credit Inquiries                                                   36
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   11.11  Time of Essence                                                    36
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   11.12  Entire Agreement                                                   36
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   11.13  Interpretation                                                     36
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   11.14  GOVERNING LAW; CONSENT TO FORUM                                    36
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   11.15  WAIVERS BY BORROWER                                                37
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                                       ii

                           LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT is made this 22nd day of August, 2003, by and between FLEET CAPITAL CORPORATION, BUSINESS FINANCE GROUP ("Lender"), a Rhode Island corporation with an office at 750 Walnut Avenue, Cranford, New Jersey 07016; and JOULE STAFFING SERVICES, INC., JOULE TECHNICAL STAFFING, INC., JOULE TECHNICAL SERVICES, INC., JOULE TRANSPORTATION, INC. and JOULE CORPORATE SERVICES, INC., all New Jersey corporations (individually and/or collectively, as the context may require, jointly and severally, referred to as the "Borrower"), with their chief executive office and principal place of business at 1245 Route 1 South, Edison, New Jersey 08837. Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1.        CREDIT FACILITY

         Subject to the terms and conditions of, and in reliance upon the representations and warranties made in this Agreement and the other Loan Documents, Lender agrees to make a Total Credit Facility of up to $7,500,000 available upon Borrower's request therefor, as follows:

         1.1      Revolving Credit Loans
                  ----------------------

                  1.1.1 Loans and Reserves. Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time, as requested by Borrower in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the Borrowing Base at such time minus the LC Amount and reserves, if any. Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender shall deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrower may otherwise request under this subsection 1.1.1, including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower's business; (ii) other sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement;
(iii) amounts owing by Borrower to any Person (other than Lender) to the extent secured by a Lien on, or trust over, any Property of Borrower; and (iv) such other matters, events, conditions or contingencies as to which Lender, in its sole credit judgment, determines reserves should be established from time to time hereunder. The Revolving Credit Loans shall be further evidenced by the Revolving Credit Note and shall be secured by all of the Collateral.

                  1.1.2 Use of Proceeds. The Revolving Credit Loans shall be used solely for the satisfaction of existing Indebtedness of Borrower to Fleet National Bank and for Borrower's general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws.

         1.2      [INTENTIONALLY LEFT BLANK].
                  --------------------------

         1.3 Letters of Credit; LC Guaranties. Lender agrees, for so long as no Default or Event of Default exists and if requested by Borrower, to (i)

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issue its, or cause to be issued its Affiliate's, Letters of Credit for the account of Borrower or (ii) execute LC Guaranties by which Lender or its Affiliate shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to Letters of Credit and letters of credit issued for Borrower's account by other Persons in support of Borrower's obligations (other than obligations for the repayment of Money Borrowed), provided that the LC Amount at any time shall not exceed $3,000,000. No Letter of Credit or LC Guarantee may have an expiration date that is after the last day of the Original Term. Any amounts paid by Lender under any LC Guaranty or in connection with any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Loans.

SECTION 2.        INTEREST, FEES AND CHARGES

         2.1      Interest.
                  --------

                  2.1.1 Rates of Interest. Interest shall accrue on the Revolving Credit Loans in accordance with the terms of the Revolving Credit Note. Interest shall accrue on the principal amount of the Base Rate Advances outstanding at the end of each day at a fluctuating rate per annum equal to .50% plus the Base Rate. Interest shall accrue on the principal amount of each of the LIBOR Advances outstanding at the end of each day at a fixed rate per annum equal to 2.75% plus the LIBOR for the applicable Interest Period. The rate of interest applicable to Base Rate Advances shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs.

                  2.1.2 Performance Pricing. Provided no Default or Event of Default has occurred or is continuing hereunder and the Borrower is in compliance with the financial covenants set forth in Section 8.3, commencing October 1, 2003, interest on LIBOR Advances after such date shall accrue at a fixed rate per annum equal to 2.50% plus the LIBOR for the applicable Interest Period. All LIBOR Advances made prior to October 1, 2003 shall continue to accrue interest in accordance with the rate set at the time of such Loan. Performance pricing under this subsection 2.1.2 shall not be available after October 1, 2003 if the Borrower has failed to be in compliance as stated hereinabove by October 1, 2003.

                  2.1.3 Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 5% above the interest rate otherwise applicable thereto (the "Default Rate").

                  2.1.4 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest under the Revolving Credit Note and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement, the Revolving Credit Note are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

         2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360

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days. For the purpose of computing interest hereunder, all items of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) one and one-half (1-1/2) Business Days after receipt by Lender of such items in Lender's account located in Cranford, New Jersey.

         2.3 Commitment Fee. Borrower shall pay to Lender a commitment fee of $28,125, which shall be fully earned and nonrefundable on the Closing Date, of which $14,062.50 shall be paid concurrently with the execution of this Agreement and $14,062.50 on or before December 31, 2003. Any amounts remaining from Borrower's $25,000.00 good faith deposit after deduction by Lender of expenses, appraisals, field examination and legal fees shall be applied to the commitment fee.

         2.4      Letter of Credit and LC Guaranty Fees. Borrower shall pay to
Lender:

                  (i) for standby Letters of Credit and LC Guaranties of standby Letters of Credit, 2.25% per annum of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

         2.5 Unused Line Fee. Borrower shall pay to Lender a fee equal to ..375% per annum of the average monthly amount by which $7,500,000 exceeds the sum of the outstanding principal balance of the Revolving Credit Loans plus the LC Amount. The unused line fee shall be payable monthly in arrears on the first day of each calendar month hereafter.

         2.6 Collection Charges. All items of payment received by Lender at any time (irrespective of whether there are Revolving Credit Loans outstanding at the time of receipt) shall be subject to a collection charge equal to one and one-half (1-1/2) Business Days interest on the amount thereof at the rate then applicable to Base Rate Advances under Revolving Credit Loans, which collection charges shall be payable monthly in arrears on the first Business Day of each month.

         2.7 Field Examination, Audit and Appraisal Fees. Borrower shall pay to Lender audit and appraisal fees in accordance with Lender's current schedule of fees in effect from time to time in connection with audit and appraisal of Borrower's books and records, real Property and such other matters as Lender shall deem appropriate. Borrower shall also pay to Lender field examination fees at the rate of $850 per person per man day, plus out-of-pocket expenses incurred by Lender in connection with field examinations performed by Lender or its agents or representatives. Provided no Default or Event of Default has occurred, the field examination fees set forth in this subsection shall not exceed $25,000 per annum. After the occurrence of an Event of Default, such fees shall be subject to change as Lender shall determine.

         2.8 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Lender or any Participating Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of any amendment

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of or modification of this Agreement or any of the other Loan Documents, or any sale or attempted sale of any interest herein to a Participating Lender; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (iv) any attempt to enforce any rights of Lender or any Participating Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or
(v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses of Lender shall be charged to Borrower. All amounts chargeable to Borrower under this
Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Lender or to such Participating Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Advances from time to time. Borrower shall also reimburse Lender for expenses incurred by Lender in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof.

         2.9 Bank Charges. Borrower shall pay to Lender, on demand, any and all fees, costs or expenses which Lender or any Participating Lender pays to a bank or other similar institution (including, without limitation, any fees paid by Lender to any Participating Lender) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender or any Participating Lender, of proceeds of loans made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Lender or any Participating Lender, of any check or item of payment received or delivered to Lender or any Participating Lender on account of the Obligations.

SECTION 3.        LOAN ADMINISTRATION.

         3.1 Manner of Borrowing Revolving Credit Loans. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

                  3.1.1 Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 11:00 a.m. New York time on the proposed borrowing date, provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. As an accommodation to Borrower, Lender may permit telephonic or electronic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it.

                  3.1.2 Disbursement. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this subsection 3.1.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

                  3.1.3 Authorization. Borrower hereby irrevocably authorizes Lender, in Lender's sole discretion, to advance to Borrower, and to charge to Borrower's Loan Account hereunder or any other account at Bank as a Base Rate Advance, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all costs, fees and expenses at any time owed by Borrower to Lender hereunder.

                  3.1.4 LIBOR Advances. Notwithstanding the provisions of subsection 3.1.1 and provided that no Default has occurred or is continuing, in the event Borrower desires to obtain a LIBOR Advance, Borrower shall give Lender prior, written, irrevocable notice no later than 11:00 a.m. New York City Time on the 2nd Business Day prior to the requested borrowing date specifying (i) Borrower's election to obtain a LIBOR Advance, (ii) the date of the proposed borrowing (which shall be a Business Day) and (iii) the amount to be borrowed, which amount shall be in a minimum principal amount of $1,000,000 and may increase in integral multiples of $100,000. In no event shall Borrower be permitted to have outstanding at any one time LIBOR Advances with more than three (3) Interest Periods or aggregate LIBOR Advances in excess of $6,000,000.

                  3.1.5 Conversion of Base Rate Advances. Provided that no Default has occurred which is then continuing, Borrower may, on any Business Day, convert any Base Rate Advance into a LIBOR Advance. If Borrower desires to convert a Base Rate Advance, Borrower shall give Lender not less than two (2) Business Days' prior written notice (prior to 11:00 a.m. New York City Time on such Business Day), specifying the date of such conversion and the amount to be converted. Each conversion into or conversion of a LIBOR Advance shall be in a minimum principal amount of $1,000,000 and may increase in integral multiples of $100,000 in excess thereof. After giving effect to any conversion of Base Rate Advances to LIBOR Advances, Borrower shall not be permitted to have outstanding at any one time LIBOR Advances with more than three (3) Interest Periods or aggregate LIBOR Advances in excess of $6,000,000.

                  3.1.6 Continuation of LIBOR Advances. Borrower shall have the right on two (2) Business Days' prior irrevocable written notice given to Lender by Borrower (prior to 11:00 a.m. New York City Time on such Business
Day), subject to the provisions hereof, to continue any LIBOR Advance into a subsequent Interest Period of the same or a different permitted duration, in each case subject to the satisfaction of the following conditions

                                       5
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                           (i)      in the case of a continuation of less than
         all LIBOR Advances, the LIBOR Advances continued shall each be in a minimum principal amount of $1,000,000 and may increase in integral multiples of $100,000; and

                           (ii) no LIBOR Advance (or portion thereof) may be continued as a LIBOR Advance if a Default has occurred which is then continuing or if, after giving effect to such continuation, Borrower shall have outstanding more than three (3) Interest Periods or aggregate LIBOR Advances in excess of $6,000,000.

         If Borrower shall fail to give timely notice of its election to continue any LIBOR Advance or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Advance or portion thereof, unless such LIBOR Advance shall be repaid, shall automatically be converted into a Base Rate Advance at the end of the Interest Period then in effect with respect to such LIBOR Advance.

                  3.1.7 Inability to Make LIBOR Advances. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Lender (for purposes of this subsection 3.1.7, the term "Lender" shall include the office or branch where Lender or any corporation or bank then controlling any Lender makes or maintains any LIBOR Advances) to make or maintain its LIBOR Advances, or if with respect to any Interest Period, Lender is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Lender, impracticable to fund therein any of the LIBOR Advances, or make the projected LIBOR unreflective of the actual costs of funds therefor to Lender, the obligation of Lender to make LIBOR Advances hereunder shall forthwith be suspended during the pendency of such circumstances and Borrower shall, if any affected LIBOR Advances are then outstanding, promptly upon request from Lender, convert such affected LIBOR Advances into Base Rate Advances.

         3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable in U.S. Dollars as follows:

                  3.2.1 Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of (i) the receipt by Lender or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to
Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, Borrower shall, on demand, repay the Overadvance. Nothing contained herein shall be construed as an obligation of Lender to extend an Overadvance to Borrower. Each payment (including principal prepayment) by Borrower on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Advances, then to LIBOR Advances.

                  3.2.2 Interest. Interest accrued on the Revolving Credit Loans shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of

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the preceding month, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations or (iii) termination of this Agreement pursuant to Section 4 hereof.

                  3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in Section 2 hereof, to Lender or to any other Person designated by Lender in writing.

                  3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

                  3.2.5 Prepayment of LIBOR Advances. Borrower may prepay a LIBOR Advance only upon at least three (3) Business Days prior written notice to Lender (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such LIBOR Advance. Borrower shall pay to Lender, upon request of Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of Lender) to compensate Lender for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Advance on a date other than the last day of the Interest Period for such Loan;
(ii) any failure by Borrower to borrow a LIBOR Advance on the date specified by Borrower's written notice; or (iii) any failure by Borrower to pay a LIBOR Advance on the date for payment specified in Borrower's written notice. Without limiting the foregoing, Borrower shall pay to Lender a "yield maintenance fee" in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Interest Period chosen pursuant to the LIBOR Advance as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period chosen pursuant to the LIBOR Advance as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Advance as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to Lender upon the prepayment of a LIBOR Advance. If by reason of an Event of Default, Lender elects to declare the Obligations to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Advance shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.

         3.3      Mandatory Prepayments.
                  ---------------------

                  3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsection 6.4.2 hereof, if Borrower sells any of the Equipment or real Property, or if any of the Collateral is lost or destroyed or taken by condemnation, Borrower shall pay to Lender, unless otherwise agreed by Lender, as and when received by Borrower and as a mandatory prepayment of the Revolving Loan, as determined by Lender, a sum equal to the proceeds (including insurance payments) received by Borrower from such sale, loss, destruction or condemnation.

         3.4 Application of Payments and Collections. All items of payment received by Lender by 12:00 noon, New York City time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, New York City time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records. If as the result of collections of Accounts in accordance with subsection 6.2.5 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists.

         3.5 All Loans to Constitute One Obligation. The Loans and LC Guaranties shall constitute one general Obligation of Borrower, and shall be secured by Lender's Lien upon all of the Collateral.

         3.6 Loan Account. Lender shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

         3.7 Statements of Account. Lender will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

         3.8 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of Lender therewith, shall:

                  (i) (1) subject Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and
         (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

                  (ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                  (iii) impose on Lender or the London interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining Loans hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Lender deems to be material, then, in any such case, Borrower shall pay Lender, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be, to the extent Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR. An officer of Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrower, which certification shall include a written explanation of such additional cost or reduction to Borrower. Such certification shall be conclusive absent manifest error. If Lender claims any additional cost or reduced amount pursuant to this Section 3.8, then Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrower if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of Lender, be otherwise disadvantageous to Lender.

         3.9 Basis for Determining Interest Rate Inadequate or Unfair. In the event that Lender shall have determined that:

                  (i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

                  (ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Advance, or a proposed conversion of a Base Rate Advance into a LIBOR Advance; then

Lender shall give Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Advance shall be made as a Base Rate Advance, unless Borrower shall notify Lender no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Advance, and (ii) any Base Rate Advance which was to have been converted to an affected type of LIBOR Advance shall be continued as or converted into a Base Rate Advance, or, if Borrower shall notify Lender, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Advance.

SECTION 4.        TERM AND TERMINATION

         4.1 Term of Agreement. Subject to Lender's right to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period of three (3) years from the date hereof, through and including August 22, 2006 (the "Original Term"), unless terminated as provided in Section 4.2 hereof.

         4.2      Termination.
                  -----------

                  4.2.1 Termination by Lender. Upon at least ninety (90) days prior written notice to Borrower, Lender may terminate this Agreement as of the last day of the Original Term and Lender may terminate this Agreement without notice upon or after the occurrence of an Event of Default.

                  4.2.2 Termination by Borrower. Upon at least ninety (90) days prior written notice to Lender, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired or have been cash collateralized to Lender's satisfaction. Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing, and Lender shall have no obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

                  4.2.3 Termination Charges. At the effective date of termination of this Agreement for any reason, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents including the balance of the commitment fee) as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to 1.5% of the Total Credit Facility if termination occurs during the first twelve-month period of the Original Term (August 22, 2003 through August 21, 2004); and .75% of the Total Credit Facility if termination occurs during the second 12-month period of the Original Term (August 22, 2004 through August 21, 2005). Notwithstanding the foregoing, if the Obligations are refinanced with Lender, FleetBoston Financial and/or any of their affiliates or related entities or if termination occurs during the third twelve-month period of the Original Term (August 22, 2005 through August 22, 2006), no termination charge shall be payable.

                  4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement, the last day of the Original Term or acceleration of the Obligations by the Lender as set forth herein. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any Account Debtor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

SECTION 5.        SECURITY INTERESTS

         5.1 Security Interest in Collateral. To secure the prompt payment and performance to Lender of the Obligations, Borrower hereby grants to Lender a continuing Lien upon all of Borrower's assets, including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                  (i)      Accounts;

                  (ii)     Certificated Securities;

                  (iii)    Chattel Paper;

                  (iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

                  (v)      Contract Rights;

                  (vi)     Deposit Accounts;

                  (vii)    Documents;

                  (viii)   Equipment;

                  (ix)     Financial Assets;

                  (x)      Fixtures;

                  (xi) General Intangibles, including Payment Intangibles and Software;

                  (xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

                  (xiii)   Instruments;

                  (xiv)    Intellectual Property;

                  (xv)     Inventory;

                  (xvi)    Investment Property;

                  (xvii)   money (of every jurisdiction whatsoever);

                  (xviii)  Letter-of-Credit Rights;

                  (xix)    Payment Intangibles;

                  (xx)     Security Entitlements;

                  (xxi)    Software;

                  (xxii)   Supporting Obligations;

                  (xxiii)  Uncertificated Securities; and

                  (xxiv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Lender will not enforce its security interest in Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Lender, Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Lender (and to Lender's enforcement of such security interest) in such Lender's rights under such lease or license.

         5.2      Other Collateral.
                  ----------------

                  5.2.1 Commercial Tort Claims. Borrower shall promptly notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Lender, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Lender to give Lender a security interest in any such Commercial Tort Claim.

                  5.2.2 Other Collateral. Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Lender, promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender control with respect to such Collateral (provided, however, the payroll accounts maintained by Borrower and/or Guarantor and set forth on Exhibit S shall not be subject to the requirements of this subsection 5.2.2.); promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Lender, will promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Lender; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document and obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Lender.

         5.3 Lien Perfection; Further Assurances. Borrower shall execute such UCC financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Lender's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Lender's Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby irrevocably authorizes Lender to execute and file any such financing statements, including, without limitation, financing statements that indicate the Collateral (i) as all assets of Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on Borrower's behalf. Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Lender's request, Borrower shall also promptly execute or cause to be executed and shall deliver to Lender any and all documents, instruments and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of the Loan Documents.

         5.4 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property of Borrower or Guarantors as the case may be described therein. The Mortgages shall be executed by Borrower or Guarantors in favor of Lender and shall be duly recorded, at Borrower's expense, in each office where such recording is required to constitute a fully perfected Lien on the real Property covered thereby. Borrower shall deliver to Lender, at Borrower's expense, title insurance commitments or title searches issued by a title insurance company satisfactory to Lender. Borrower and/or Guarantors shall deliver to Lender such other documents, including, without limitation, as-built survey prints of the real Property, as Lender may request relating to the real Property subject to the Mortgages.

         5.5 Titled Vehicles. The Obligations shall also be secured by a first lien on Borrower's registered titled motor vehicles now existing or hereinafter arising. Borrower shall promptly deliver original certificates of title with appropriate endorsements or other documentation necessary for Lender to perfect its lien on the vehicles.

SECTION 6.        COLLATERAL ADMINISTRATION

         6.1      General
                  -------

                  6.1.1 Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrower and its Subsidiaries at one or more of the business locations set forth in Exhibit B hereto and shall not, without the prior written approval of Lender, be moved therefrom except, prior to an Event of Default and Lender's acceleration of the maturity of the Obligations in consequence thereof, for (i) sales of Inventory in the ordinary course of business; (ii) removals in connection with dispositions of Equipment that are authorized by subsection 6.4.2 hereof; and
(iii) movement of Equipment and motor vehicles between one or more of the business locations set forth on Exhibit B.

                  6.1.2 Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower's business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver the originals of such policies to Lender with satisfactory lender's loss payable endorsements, naming Lender as loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

                  6.1.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

         6.2      Administration of Accounts.
                  --------------------------

                  6.2.1 Records, Schedules and Assignments of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request a sales and collections report for the preceding period, in form satisfactory to Lender. On or before the fifteenth (15th) day of each month from and after the date hereof, Borrower shall deliver to Lender, in form acceptable to Lender, a detailed, aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Lender's reasonable request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request. In addition, if Accounts in an aggregate face amount in excess of $100,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Lender, Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

                  6.2.2 Discounts, Allowances, Disputes. If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be, to Lender as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $50,000 are in dispute between Borrower and any Account Debtor, Borrower shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence of an Event of Default, Lender shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Lender may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney's fees, to Borrower.

                  6.2.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Lender is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor, provided, however that Lender shall not be liable for any taxes to any governmental taxing authority that may be due by Borrower.

                  6.2.4 Account Verification. Whether or not a Default or an Event of Default has occurred, any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender, or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

                  6.2.5 Maintenance of Lockbox and Dominion Account. Borrower shall maintain a lockbox and Dominion Account pursuant to the Blocked Account Service Agreement with such banks as may be selected by Borrower and be acceptable to Lender. Borrower shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations. Borrower shall direct all Account Debtors to remit payment directly to the lockbox, and all items received in the lockbox shall be deposited in the Dominion Account. All funds received into the lockbox or deposited in the Dominion Account shall immediately become the property of Lender and Borrower shall obtain the agreements by such banks in favor of Lender to waive any recoupment, set-off rights, and any security interest in, or against the funds so deposited. Lender assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

                  6.2.6 Collection of Accounts, Proceeds of Collateral. If, notwithstanding Borrower's instructions to its Account Debtors to remit payment to the lockbox, payments on account of the Accounts receivable are made directly to Borrower, all remittances received by Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Lender's property by Borrower as trustee of an express trust for Lender's benefit and Borrower shall immediately deposit same in kind in the Dominion Account. Lender retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that Accounts have been assigned to Lender and to collect Accounts directly in its own name, or in the name of Lender's agent, and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

         6.3      [INTENTIONALLY LEFT BLANK].
                  --------------------------

         6.4      Administration of Equipment.
                  ---------------------------

                  6.4.1 Records and Schedules of Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender. Immediately on request therefor by Lender, Borrower shall deliver to Lender any and all evidence of ownership, if any, of any of the Equipment.

                  6.4.2 Dispositions of Equipment. Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive twelve-month period, has a fair market value or book value, whichever is less, of $35,000 or less, provided that all proceeds thereof are remitted to Lender for application to the Loans, or (ii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrower shall have given Lender at least five (5) days prior written notice of such disposition.

         6.5      Payment of Charges. All amounts chargeable to Borrower under
Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Advances from time to time.

SECTION 7.        REPRESENTATIONS AND WARRANTIES

         7.1 General Representations and Warranties. To induce Lender to enter into this Agreement and to make advances hereunder, Borrower warrants, represents and covenants to Lender that:

                  7.1.1 Organization and Qualification. Each of Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Borrower and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit C hereto and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified would have a material adverse effect on the financial condition, business or Properties of Borrower or any of its Subsidiaries.

                  7.1.2 Corporate Power and Authority. Each of Borrower and its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders (or members, in the case of a limited liability company) of Borrower or any of its Subsidiaries; (ii) contravene Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation or by-laws;
(iii) violate, or cause Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

                  7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each of Borrower and its Subsidiaries enforceable against it in accordance with its respective terms.

                  7.1.4 Capital Structure. Exhibit D hereto states (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by Borrower, (ii) the name of each of Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of Borrower and each Subsidiary of Borrower and (iv) the number of authorized, issued and treasury shares of Borrower and each Subsidiary of Borrower. Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of Borrower or any of its Subsidiaries. There are no outstanding agreements or instruments binding upon any of Borrower's shareholders (or members, in the case of a limited liability company) relating to the ownership of its shares of capital stock (or member interests, in the case of a limited liability company).

                  7.1.5 Corporate Names, etc. Neither Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on Exhibit E hereto. Except as set forth on Exhibit E, neither Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person. Each of Borrower's and its Subsidiaries' state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit E. The exact legal name of Borrower and each of its Subsidiaries is set forth on Exhibit E.

                  7.1.6 Business Locations; Agent for Process. Each of Borrower's and its Subsidiaries' chief executive office and other places of business are as listed on Exhibit B hereto. During the preceding one-year period, neither Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on Exhibit B. Except as shown on Exhibit B, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.

                  7.1.7 Title to Properties; Priority of Liens. Each of Borrower and its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower's Properties that is not a Permitted Lien. The Liens granted to Lender under Section 5 hereof are first-priority Liens, subject only to Permitted Liens.

                  7.1.8 Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Lender, with respect to each Account:

                           (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

                           (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

                           (iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender;

                           (iv) Such Account, and Lender's security interest therein, is not, and will not (by voluntary act or omission of

         Borrower) be in the future, subject to any offset, Lien, deduction, recoupment, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Lender to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

                           (v) Borrower has made no agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Lender pursuant to subsection 6.2.1 hereof;

                           (vi) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Lender with respect thereto;

                           (vii) To the best of Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

                           (viii) To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

                  7.1.9 Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower will not permit any of the Equipment to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Lender, and Borrower will not permit any of the Equipment to become an accession to any personal Property other than Equipment that is subject to first-priority (except for Permitted Liens) Liens in favor of Lender.

                  7.1.10 Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrower as of September 30, 2002, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial position of Borrower at such dates and the results of Borrower's operations for such periods. Since September 30, 2002, there has been no material change in the condition, financial or otherwise, of Borrower and no change in the aggregate value of Equipment and real Property owned by Borrower, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrower and each of its Subsidiaries ends on September 30 of each year.

                  7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrower to Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Lender in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the Properties, business, prospects, profits or condition (financial or otherwise) of Borrower or any of its Subsidiaries or the ability of Borrower or its Subsidiaries to perform this Agreement or the other Loan Documents.

                  7.1.12 Solvent Financial Condition. Each of Borrower and its Subsidiaries is now and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder, at all times will be, Solvent.

                  7.1.13 Surety Obligations. Neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract, or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

                  7.1.14 Taxes. Borrower's federal tax identification number as to Joule Staffing Services, Inc. is: 22-3769250; as to Joule Technical Staffing, Inc.: 22-3482963; as to Joule Technical Services, Inc.: 22-3203431 as to Joule Transportation, Inc.: 22-3636710; as to Joule Inc.: 22-2735672; and as to Joule Corporate Services, Inc.: 13-4224409. The federal tax identification number of each of Borrower's Subsidiaries is shown on Exhibit F hereto. Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrower maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

                  7.1.15 Brokers. There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

                  7.1.16 Patents, Trademarks, Copyrights and Licenses. Each of Borrower and its Subsidiaries owns or possesses all the patents, trademarks, service marks, tradenames, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Exhibit G hereto.

                  7.1.17 Governmental Consents. Each of Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

                  7.1.18 Compliance with Laws. Each of Borrower and its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation. Each of Borrower and its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. ss.201 et seq.), as amended.

                  7.1.19 Restrictions. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit H hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

                  7.1.20 Litigation. Except as set forth on Exhibit I hereto and workers compensation actions/motor vehicle actions covered by insurance and disclosed to Lender, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

                  7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed.

                  7.1.22 Leases. Exhibit J hereto is a complete listing of all capitalized leases of Borrower and its Subsidiaries and Exhibit K hereto is a complete listing of all operating leases of Borrower and its Subsidiaries. Each of Borrower and its Subsidiaries is in compliance with all of the terms of each of its respective capitalized and operating leases.

                  7.1.23 Pension Plans. Except as disclosed on Exhibit L hereto, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of Borrower or any of its Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multi-employer Plan.

                  7.1.24 Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any of its Subsidiaries, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or any of its Subsidiaries or prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

                  7.1.25 Labor Relations. Except as described on Exhibit M hereto, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

         7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower's or its Subsidiaries' business or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement. Without limiting the generality of the foregoing, each loan request made pursuant to subsection 3.1.1 hereof shall constitute Borrower's reaffirmation, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower, any Subsidiary of Borrower, or Guarantor in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.

         7.3 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8.        COVENANTS AND CONTINUING AGREEMENTS

         8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

                  8.1.1 Visits and Inspections. Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations.

                  8.1.2 Notices. Promptly notify Lender in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading.

                  8.1.3 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Lender and is consistent with
GAAP):

                           (i) not later than one hundred twenty (120) days after the close of each fiscal year of Borrower, unqualified, audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Lender (except for a qualification for a change in accounting principles with which the accountant concurs);

                           (ii) not later than thirty (30) days after the end of each month hereafter, including the last month of Borrower's fiscal year, unaudited, interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower's financial year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                           (iii) promptly upon Lender's request, but in any event, on the last Business Day of each week, a Borrowing Base Certificate along with sales reports, cash journal receipts and debit/credit memos;

                           (iv) promptly upon Lender's request, but in any event, on the last Business Day of each week, an affidavit executed and delivered by Bernard Clarkin, Chief Financial Officer of Borrower, in form and substance satisfactory to Lender, as to the payment or withholding of all payroll related taxes and any other deductions including, but not limited to, medical insurance, pension, qualified retirement programs, workers compensation and unemployment insurance, required by state and federal law for such Persons in the employment of Borrower as Borrower shall be required by law to perform, the failure of which could result in a lien imposed by any federal or state agency;

                           (v) not later than fifteen (15) days after the end of each month, a detailed Accounts receivable aging report and Accounts payable aging report as of the last day of the preceding month;

                           (vi) not later than fifteen (15) days after the end of each month, the Schedule of Accounts described in subsection 6.2.1, together with a loan recapitulation report and loan/Accounts receivable reconciliation report substantially in the form of Exhibit Q attached hereto, along with a calculation of Accounts that fail to meet the requirements of Eligible Accounts, in form and substance satisfactory to Lender;

                           (vii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made available to its shareholders (or members, in the case of a limited liability company) and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                           (viii) promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each Plan;

                           (ix) not later than ten (10) days after filing, copies of federal income tax returns;

                           (x) not later than thirty (30) days after the beginning of each fiscal year of the Borrower, a certificate as to the corporate organization of Joule Inc. and its Affiliates and Subsidiaries and such Affiliates and Subsidiaries of all of the foregoing. The current organizational chart is attached hereto as Exhibit R;

                           (xi) not later than thirty (30) days after the beginning of each fiscal year of the Borrower, an update of the payroll accounts set forth on Exhibit S; and

                           (xii) such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and each of its Subsidiaries' financial condition or results of operations.

                  Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1.3, Borrower shall forward to Lender a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Lender a certificate of the aforesaid certified public accountants certifying to Lender that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to Lender, that they are aware that Lender is relying on such financial statements in making its decisions with respect to the Loans. Concurrently with the delivery of the financial statements described in clauses
(i) and (ii) of this subsection 8.1.3, or more frequently if requested by Lender, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate in the form of Exhibit N hereto executed by the Chief Financial Officer of Borrower.

                  8.1.4 Landlord and Storage Agreements. Provide Lender with copies of all agreements between Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept.

                  8.1.5 Guarantor Financial Statements. Deliver or cause to be delivered to Lender financial statements for each Guarantor in form and substance satisfactory to Lender at such intervals and covering such time periods as Lender may request, including, but not limited to federal income tax returns within ten (10) days of filing thereof.

                  8.1.6 Projections. No later than thirty (30) days prior to the end of each fiscal year of Borrower, deliver to Lender Projections of Borrower for the forthcoming three (3) years, year by year, and for the forthcoming fiscal year, month by month.

                  8.1.7 Deposit and Brokerage Accounts. For each deposit account or brokerage account that Borrower at any time opens or maintains, Borrower shall, at Lender's request and option, pursuant to an agreement in form and substance satisfactory to Lender, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Lender to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrower.

                  8.1.8 Subsidiaries and Affiliate Guarantors. In the event of the formation of any Affiliate or Subsidiary of the Borrower or Guarantor subsequent to the Closing Date, the Borrower and/or Guarantor shall cause such Affiliate or Subsidiary to execute and deliver to Lender agreements of guaranty and security agreements with respect to the Obligations created herein, all in form and substance satisfactory to Lender.

         8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, it will not:

                  8.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person; nor change its or any of its Subsidiaries' state of incorporation or organization or Type of Organization; nor change its or any of its Subsidiaries' legal names or line of business as currently being conducted; nor create or permit any of its Subsidiaries to create any additional Subsidiaries or Affiliates.

                  8.2.2 Loans. Make, or permit any Subsidiary of Borrower to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person (other than between a co-Borrower).

                  8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Indebtedness, except:

                           (i)      Obligations owing to Lender;

                           (ii) Subordinated Debt existing on the date of this Agreement;

                           (iii) accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which are not aged more than one hundred twenty (120) days from billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrower or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower or such Subsidiary and its independent accountants;

                           (iv) Obligations to pay Rentals permitted by subsection 8.2.13;

                           (v)      Permitted Purchase Money Indebtedness;

                           (vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; and

                           (vii) Indebtedness not included in paragraphs (i) through (vi) above which does not exceed at any time, in the aggregate, the sum of $15,000.

                  8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or stockholder, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary.

                  8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                           (i)      Liens at any time granted in favor of
         Lender;

                           (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Lender's judgment such Lien does not adversely affect Lender's rights or the priority of Lender's Lien in the Collateral;

                           (iii) Liens arising in the ordinary course of Borrower's business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or materially impair the use thereof in the operation of Borrower's business;

                           (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

                           (v) Liens securing Indebtedness of one of Borrower's Subsidiaries to Borrower or another such Subsidiary;

                           (vi) such other Liens as appear on Exhibit O hereto; and

                           (vii) such other Liens as Lender may hereafter approve in writing.

                  8.2.6 Subordinated Debt. Make, or permit any Subsidiary of Borrower to make, any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with a subordination agreement relative thereto which shall be in form and substance satisfactory to Lender.

                  8.2.7 Distributions. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions other than Distributions paid to Joule Inc. for the purposes of paying taxes.

                  8.2.8 Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrower and its Subsidiaries, exceed $600,000 during any fiscal year of Borrower.

                  8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of business for so long as no Event of Default exists hereunder, (ii) a transfer of Property to Borrower by a Subsidiary of Borrower or (iii) dispositions expressly authorized by this Agreement.

                  8.2.10 Stock of Subsidiaries. Permit any of its Subsidiaries to issue any additional shares of its capital stock except director's qualifying shares.

                  8.2.11 Bill-and-Hold Sales, Etc. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

                  8.2.12 Restricted Investment. Make or have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment.

                  8.2.13 Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrower or any of its Subsidiaries is then lessee would exceed $600,000. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

                  8.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary of Borrower.

         8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

                  8.3.1 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than the ratio shown below for the period corresponding thereto measured on a rolling four quarter basis (to be tested quarterly):

                  Date of Period End                              Ratio
                  ------------------                              -----

                  September 30, 2003 and thereafter               1.0  to 1.0

                  8.3.2 Minimum Net Income. Not incur more than two (2) consecutive quarterly losses of net income in accordance with GAAP (to be tested quarterly).

                  8.3.3 Maximum Leverage Ratio. Maintain a maximum Leverage Ratio of not more than the ratio shown below for the period corresponding thereto (to be tested quarterly):

                  Date of Period End                              Ratio
                  ------------------                              -----

                  September 30, 2003 and thereafter               1.5 to 1.0

                  8.3.4 Annual Income/Loss. Not incur a loss for any fiscal year commencing October 1, 2004.

         For the purposes of calculating the covenants contained in Section 8.3, such calculations shall exclude all non-recurring charges related to the expected stock repurchase regarding Joule Inc. and its Subsidiaries.

SECTION 9.        CONDITIONS PRECEDENT

         Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall not be required to make any Loan under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

         9.1 Documentation. Lender shall have received, in form and substance satisfactory to Lender, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Lender shall require in connection therewith from time to time, all in form and substance satisfactory to Lender.

         9.2      No Default. No Default or Event of Default shall exist.

         9.3 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

         9.4 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

         9.5 Availability. Borrower shall have no less than ten (10%) percent in excess of Availability otherwise available under the Revolving Loan as of the Closing Date after deducting all necessary obligations, costs, fees and expenses in connection with the closing of the Loan Documents.

SECTION 10.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

         10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

                  10.1.1 Payment of Note. Borrower shall fail to pay any installment of principal, interest or premium, if any, owing on the Revolving Credit Note, on the due date of such installment.

                  10.1.2 Payment of Other Obligations. Borrower shall fail to pay any of the Obligations that are not evidenced by the Revolving Credit Note, on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

                  10.1.3 Misrepresentations. Any representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower, any Subsidiary of Borrower, or Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to
Section 7.2 hereof.

                  10.1.4 Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 5.3, 5.4, 6.1.1, 6.1.2, 6.2.5, 6.2.6, 8.1, 8.2 or 8.3 hereof on the date that
Borrower is required to perform, keep or observe such covenant.

                  10.1.5 Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section
10.1 hereof) and the breach of such other covenant is not cured to Lender's satisfaction within fifteen (15) days after the sooner to occur of Borrower's receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any officer of Borrower.

                  10.1.6 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

                  10.1.7 Other Defaults. There shall occur any default or event of default on the part of Borrower under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound, creating or relating to any Indebtedness (other than the Obligations) if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

                  10.1.8 Uninsured Losses. Any material loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Lender shall have permitted) by insurance.

                  10.1.9 Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of Borrower or any Guarantor.

                  10.1.10 Insolvency and Related Proceedings. Borrower or any Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower or any Guarantor under the Bankruptcy Code (if against Borrower or any Guarantor, the continuation of such proceeding for more than thirty (30) days), or Borrower or any Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

                  10.1.11 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower, any Subsidiary of Borrower or any Guarantor for a period which significantly affects Borrower's or such Guarantor's capacity to continue its business, on a profitable basis; or Borrower, any Subsidiary of Borrower or any Guarantor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower or such Guarantor which is necessary to the continued or lawful operation of its business; or Borrower or any Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower or any Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

                  10.1.12 Change of Ownership. If Emanuel Logothetis, Helen Logothetis, Steven Logothetis, Nick Logothetis and Julie Logothetis shall cease directly or indirectly to own and control, beneficially or of record, collectively, at least 71% of the issued and outstanding capital stock of Guarantor or if any Borrower ceases to be 100% owned by the Guarantor, Joule Inc.

                  10.1.13 ERISA. A Reportable Event shall occur which Lender, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower, any Subsidiary of Borrower or any Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multi-employer Plan resulting from Borrower's, such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan.

                  10.1.14 Challenge to Agreement. Borrower, any Subsidiary of Borrower or any Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender.

                  10.1.15 Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

                  10.1.16 Criminal Forfeiture. Borrower, any Subsidiary of Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower, any Subsidiary of Borrower or any Guarantor.

                  10.1.17 Judgments. Any money judgment, writ of attachment or similar process is filed against Borrower, any Subsidiary of Borrower or any Guarantor, or any of their respective Property.

                  10.1.18 Change in Management. If Emanuel Logothetis, John G. Wellman, Jr. or Bernard G. Clarkin shall cease to be involved in the day-to-day operations of the Borrower in substantially the same capacity in which they are involved on the Closing Date provided however, in the event any of the above Persons ceases to be involved in the day-to-day operations of the Borrower in substantially the same capacity as on the Closing Date (for any reason) and is not replaced, within 120 days of the departure of such Person by a Person acceptable to Lender in its sole discretion.

         10.2 Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Lender and without presentment, demand, protest or further notice by Lender, become at once due and payable and Borrower shall forthwith pay to Lender, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.10 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Lender.

         10.3 Other Remedies. Upon and after the occurrence of an Event of Default, Lender shall have and may exercise from time to time the following other rights and remedies:

                  10.3.1 All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                  10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Lender for storage thereof).

                  10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. Seller may, at Seller's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrower agrees that ten (10) days written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Lender in collecting the Obligations, in enforcing the rights of Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower and Guarantor shall remain jointly and severally liable to Lender therefor.

                  10.3.4 Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit.

                  10.3.5 Lender may, at its option, require Borrower to deposit with Lender funds equal to the LC Amount and, if Borrower fails to promptly make such deposit, Lender may advance such amount as a Base Rate Advance (whether or not an Overadvance is created thereby). Any such deposit or advance shall be held by Lender as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

         10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

SECTION 11.       MISCELLANEOUS

         11.1 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as Borrower's true and lawful attorney (and agent-in-fact) and Lender, or Lender's agent, may, without notice to Borrower and in either Borrower's or Lender's name, but at the cost and expense of Borrower:

                  11.1.1 At such time or times upon or after the occurrence of a Default or an Event of Default as Lender or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Lender or under Lender's control.

                  11.1.2 At such time or times upon or after the occurrence of an Event of Default as Lender or its agent in its sole discretion may determine:
(i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts;
(ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable and, at Lender's option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate;
(vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement.

         11.2 Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable attorneys fees and legal expenses) as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. In addition, Borrower shall defend Lender against and save it harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Lender by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 11.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

         11.3 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were "Lender" hereunder and Lender shall be relieved of all obligations hereunder upon any such assignments. Borrower agrees that it will use its best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrower further agrees that Lender may disclose credit information regarding Borrower, its Subsidiaries and any Guarantor to any potential participant or assignee.

         11.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender permitted under Section 11.3 hereof.

         11.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         11.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, one Business Day after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

                  If to Lender:     Fleet Capital Corporation, Business Finance
                                    Group
                                    750 Walnut Avenue
                                    Cranford, New Jersey 07016
                                    Mail Stop: NJRP 46703E
                                    Attention: George Manousos, Vice President
                                    Facsimile No.: (908) 709-6352

With a copy to:                     Reed Smith LLP
                                    136 Main Street, Suite 250
                                    Princeton, New Jersey 08540
                                    Attention: James A. Dempsey, Esq.
                                    Facsimile No.: (609) 951-0824

If to Borrower:                     Joule Inc.
                                    1245 Route 1 South
                                    Edison, New Jersey 08837
                                    Attention: Emanuel N. Logothetis, Chairman
                                               Bernard G. Clarkin, Chief
                                               Financial Officer
                                    Facsimile No.: (732) 494-6346

With a copy to:                     McElroy, Deutsch & Mulvaney, LLP
                                    40 West Ridgewood Avenue
                                    Ridgewood, New Jersey 07450
                                    Attention: Michael G. Keating, Esq.
                                    Facsimile No.: (201) 445-8075

or to such other address as each party may designate for itself by notice given in accordance with this Section 11.8; provided, however, that any notice, request or demand to or upon Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Lender.

         11.9 Lender's Consent. Whenever Lender's consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

         11.10 Credit Inquiries. Borrower hereby authorizes and permits Lender to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries or any Guarantor.

         11.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

         11.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

         11.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         11.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN PRINCETON, NEW JERSEY. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW JERSEY, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF LENDER'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW JERSEY. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURT OF NEW JERSEY, OR, AT LENDER'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT.

BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

         11.15 WAIVERS BY BORROWER. BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (VI) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         IN WITNESS WHEREOF, this Agreement has been duly executed in Princeton, New Jersey, on the day and year specified at the beginning of this Agreement.

WITNESS:                               JOULE STAFFING SERVICES, INC.,
                                       a New Jersey corporation


/s/ BERNARD G. CLARKIN                 By: /s/ JOHN G. WELLMAN
-----------------------------------        -----------------------------------
Bernard G. Clarkin, Secretary              John G. Wellman, President


WITNESS:                               JOULE TECHNICAL STAFFING, INC.,
                                       a New Jersey corporation


/s/ BERNARD G. CLARKIN                 By: /s/ JOHN G. WELLMAN
-----------------------------------        -----------------------------------
Bernard G. Clarkin, Secretary              John G. Wellman, President


WITNESS:                               JOULE TECHNICAL SERVICES, INC.,
                                       a New Jersey corporation


/s/ BERNARD G. CLARKIN                 By: /s/ JOHN G. WELLMAN
-----------------------------------        -----------------------------------
Bernard G. Clarkin, Secretary              John G. Wellman, President


WITNESS:                               JOULE TRANSPORTATION, INC.,
                                       a New Jersey corporation


/s/ BERNARD G. CLARKIN                 By: /s/ JOHN G. WELLMAN
-----------------------------------        -----------------------------------
Bernard G. Clarkin, Secretary              John G. Wellman, President


WITNESS:                               JOULE CORPORATE SERVICES, INC.,
                                       a New Jersey corporation


/s/ BERNARD G. CLARKIN                 By: /s/ JOHN G. WELLMAN
-----------------------------------        -----------------------------------
Bernard G. Clarkin, Secretary              John G. Wellman, President


                                       FLEET CAPITAL CORPORATION,
                                       BUSINESS FINANCE GROUP


                                       By: /s/ LAURA EICHHORN
                                           -----------------------------------
                                           Laura Eichhorn, Vice President

                                   APPENDIX A
                                   ----------


                               GENERAL DEFINITIONS


         When used in the Loan and Security Agreement dated as of August 22, 2003, by and among Fleet Capital Corporation, Business Finance Group and Joule Staffing Services, Inc., Joule Technical Staffing, Inc., Joule Technical Services, Inc., Joule Transportation, Inc. and Joule Corporate Services, Inc.,
(a) the terms Account, Certificated Security, Chattel Paper, Deposit Account, Document, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instrument, Inventory, Investment Property, Security, Proceeds, Security Entitlement and Uncertificated Security have the respective meanings assigned thereto under the UCC (as defined below); (b) the terms Commercial Tort Claims, Electronic Chattel Paper, Health-Care-Insurance Receivables, Letter-of-Credit Rights, Payment Intangibles, Software, Supporting Obligations and Tangible Chattel Paper have the respective meanings assigned thereto in the UCC (as defined below); (c) all terms indicating Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest; (d) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (e) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                  Account Debtor - any Person who is or may become obligated on or under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

                  Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

                  Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A.

                  Availability - the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) and the LC Amount is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero (0).

                  Bank - Fleet National Bank, its successors and/or assigns.

                  Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

                  Base Rate Advances - any Loan bearing interest computed by reference to the Base Rate.

                  Blocked Account Service Agreement - the Three Party Blocked Account Service Agreement executed on or about the Closing Date among the Borrower, Lender and Bank.

                  Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

                           (i)      $7,500,000 at such date; or

                           (ii)     an amount equal to:

                                    (a)      up to 85% of the net amount of
                           Eligible Accounts outstanding at such date;

                           LESS

                                    (b)      the LC Amount with a sublimit of
                           $3,000,000 for Letters of Credit.

                  For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Lender's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Lender may, in its sole discretion, adjust the Borrowing Base from time to time to reflect reserves for dilution of Accounts.

                  Borrowing Base Certificate - a certificate by a responsible officer of Borrower, substantially in the form of Exhibit P (or another form acceptable to Lender) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Lender. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower and certified to Lender; provided, that Lender shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to the Borrower, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

                  Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New Jersey or is a day on which banking institutions located in such state are closed.

                  Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

                  Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                  Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.

                  Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

                  Computer Hardware and Software - all of Borrower's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

                  Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

                  Contract Right - any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

                  Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

                  Current Liabilities - at any date means the amount at which all of the current liabilities of a Person would be properly classified as current liabilities on a balance sheet at such date in accordance with GAAP excluding the Loans and current maturities of any long-term Indebtedness.

                  Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

                  Default Rate - as defined in subsection 2.1.2 of the Agreement.

                  Distribution - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

                  Dollars, "$" and U.S. Dollars - means the lawful money of the United States of America.

                  Dominion Account - a special account established by Borrower pursuant to the Agreement at a bank selected by Borrower, but acceptable to Lender in its reasonable discretion, and over which Lender shall have sole and exclusive access and control for withdrawal purposes.

                  EBITDA - with respect to any fiscal period, the sum of Borrower's Consolidated net earnings (or loss) (but excluding therefrom extraordinary items and non-recurring gains) before interest expense, taxes, depreciation and amortization for said period as determined in accordance with GAAP.

                  Eligible Account - an Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which Lender, in its sole credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

                           (i) it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

                           (ii) it is unpaid for more than sixty (60) days after the original due date shown on the invoice; or

                           (iii) it is due or unpaid more than ninety (90) days after the original invoice date; or

                           (iv) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

                           (v) the total unpaid Accounts of the Account Debtor exceed 20% of the net amount of all Eligible Accounts, to the extent of such excess; or

                           (vi) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

                           (vii) the Account Debtor is also Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor; or

                           (viii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                           (ix) it arises from a sale to an Account Debtor outside the United States, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its sole discretion; or

                           (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment pre-billed, progress-billed, retainage or any other condition, repurchase or return basis; or

                           (xi) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. ss.203 et seq., as amended); or

                           (xii) the Account is subject to a Lien other than Lender's; or

                           (xiii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                           (xiv) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

                           (xv) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

                           (xvi) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or

                           (xvii) it is an Account with respect to which the Account Debtor is located in a jurisdiction which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that jurisdiction, either to (A) receive a certificate of authority to do business and be in good standing in such jurisdiction; or (B) file a notice of business activities report or similar report with such jurisdiction's taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Lender's reasonable satisfaction, that it is exempt from any such requirements under any such jurisdiction's laws; or

                           (xviii)  the Account or Account Debtor is otherwise
                  unsatisfactory to Lender in its sole discretion.

                  Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

                  ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

                  Event of Default - as defined in Section 10.1 of the Agreement.

                  Fixed Charge Coverage Ratio - means, as of any date, the ratio of (i) EBITDA minus Distributions, unfunded Capital Expenditures, and cash taxes paid during the applicable measurement period to (ii) scheduled payments of principal and interest on account of current maturities of Money Borrowed during the applicable measurement period.

                  GAAP - generally accepted account principles in the United States of America in effect from time to time.

                  Guarantor - collectively, jointly and severally, Joule Inc., a Delaware corporation, 1245 Route 1 Corp., a New Jersey corporation, 429
         E. Broad St. Corp., a New Jersey corporation and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

                  Guaranty Agreement - the Continuing Corporate Guaranty Agreements which are to be executed by the Guarantor in form and substance satisfactory to Lender.

                  Indebtedness - as applied to a Person means, without duplication

                           (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

                           (ii) all obligations of other Persons which such Person has guaranteed,

                           (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, and

                           (iv)     in the case of Borrower (without
                  duplication), the Obligations.

                  Intellectual Property - all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

                  Interest Period - as applicable to any LIBOR Advance, a period commencing on the date a LIBOR Advance is made, and ending on the date which is thirty (30), sixty (60) or ninety (90) days later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Lender's custom in the market to which such LIBOR Advance relates; (ii) there remains a minimum of thirty (30), sixty (60) or ninety (90) days (depending upon which Interest Period Borrower selects) in the Original Term; and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date.

                  LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

                  LC Guaranty - any guaranty pursuant to which Lender or any Affiliate of Lender shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

                  Letter of Credit - any standby letter of credit issued by Lender or any of Lender's Affiliates for the account of Borrower.

                  Leverage Ratio - means, as of any date, the ratio on a Consolidated basis of (i) Indebtedness minus Subordinated Debt to (ii) Tangible Capital Funds.

                  LIBOR - as applicable to any LIBOR Advance, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Advance which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such interest period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such LIBOR Advance as selected by Lender. The principal London office of each of the major London Banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two
         (2) London Banking Days preceding the first day of such LIBOR Advance. In the event that Lender is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to a LIBOR Advance cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

                  LIBOR Advance - any Loan bearing interest computed by reference to the LIBOR.

                  Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                  Loan Account - the loan account established on the books of Lender pursuant to Section 3.6 of the Agreement.

                  Loan Documents - the Agreement, the Document List, the Other Agreements and the Security Documents.

                  Loans - all loans and advances of any kind made by Lender, and/or by any affiliate of Lender, pursuant to the Agreement.

                  London Banking Day - any date on which commercial banks are open for business in London, England.

                  Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through
         (iii) hereof, if owed directly by Borrower.

                  Mortgages - the mortgages to be executed by Borrower or Guarantor as the case may be, on or about the Closing Date in favor of Lender and by which Borrower or Guarantor as the case may be, shall grant and convey to Lender, as security for the Obligations, a Lien upon the real Property of Borrower or Guarantor as the case may be, located at 1245 Route 1, Edison, New Jersey 08837; 1235 Route 1, Edison, New Jersey 08837; and 428 East Broad Street, Gibbstown, New Jersey 08027.

                  Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

                  Obligations - all Loans and all other advances, (including, but not limited to, Letter of Credit reimbursement obligations, obligations arising under any interest or currency swap, future, option or similar arrangements, foreign exchange contracts, all obligations arising from any derivative transactions and electronic funds transfers (whether through automated clearing house or otherwise) or out of Lender's non-receipt or inability to collect funds or otherwise not being made whole in connection with depositing transfer checks or similar arrangements) debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Lender, and/or to any affiliate of Lender, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

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                  Organizational I.D. Number - with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of Borrower.

                  Original Term - as defined in Section 4.1 of the Agreement.

                  Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Lender in respect of the transactions contemplated by the Agreement.

                  Overadvance - the amount, if any, by which the outstanding principal amount of Revolving Credit Loans plus the LC Amount exceeds the Borrowing Base.

                  Participating Lender - each Person who shall be granted the right by Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

                  Permitted Liens - any Lien of a kind specified in subsection
         8.2.5 of the Agreement.

                  Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness of Borrower at the time outstanding, does not exceed $15,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

                  Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

                  Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

                  Projections - Borrower's forecasted Consolidated and consolidating (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

                  Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

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                  Purchase Money Indebtedness - means and includes (i)
         Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and
         (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

                  Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

                  Rentals - as defined in subsection 8.2.13 of the Agreement.

                  Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

                  Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

                  Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

                           (i) investments in one or more Subsidiaries of Borrower to the extent existing on the Closing Date;

                           (ii) Property to be used in the ordinary course of business;

                           (iii) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries;

                           (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date of acquisition thereof;

                           (v) investments in certificates of deposit maturing within one (1) year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and

                           (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

                                       49
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                  Revolving Credit Loan - a Loan made by Lender as provided in
         Section 1.1 of the Agreement.

                  Revolving Credit Note - the Revolving Credit Note to be executed by Borrower on or about the Closing Date in favor of Lender to evidence the Revolving Credit Loan, which shall be in the form of Exhibit A to the Agreement.

                  Schedule of Accounts - as defined in subsection 6.2.1 of the Agreement.

                  Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

                  Security Documents - [the Guaranty Agreement, the Mortgage] and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

                  Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and
         (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

                  Subordinated Debt - Indebtedness of Borrower that is subordinated to the Obligations in a manner satisfactory to Lender.

                  Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

                  Tangible Capital Funds - means at any time, the net worth of a Person as determined in accordance with GAAP, plus Subordinated Debt of such Person minus all items that would be considered "intangible assets" under GAAP minus amounts due from employees, officers, directors and managers and equity holders of such Person and deferred tax assets.

                  Total Credit Facility - $7,500,000.

                  Type of Organization - with respect to Borrower, the kind or type of entity by which Borrower is organized, such as a corporation or limited liability company.

                  UCC - the Uniform Commercial Code as in effect in the State of New Jersey on the date of this Agreement, as the UCC may be amended or otherwise modified, including by the UCC Revisions.

                  Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                  Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

                  Certain Matters of Construction. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

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